Exhibit 10.5

ASSIGNMENT AND ASSUMPTION OF LEASE

THIS ASSIGNMENT AND ASSUMPTION OF LEASE (this “Agreement”) is made as of December 19, 2012, by and between CAPITAL TRUST, INC., a New York corporation (“Assignor”) and BLACKSTONE HOLDINGS I L.P., a Delaware limited partnership (“Assignee”).

For and in consideration of that certain Purchase and Sale Agreement, dated September 27, 2012, by and between Assignor and Assignee and the sum of Ten Dollars ($10.00) and other good and valuable consideration paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby assigns, transfers, sets over and conveys to Assignee, all of Assignor’s right, title and interest in and to that certain Agreement of Lease dated May 30, 2000 between 410 Park Avenue Associates, L.P., as landlord, and Assignor, as tenant (as such lease was amended by that certain Additional Space, Lease Extension and First Lease Modification Agreement dated May 23, 2007, Second Lease Modification Agreement dated May 26, 2009, Third Lease Modification Dated August 31, 2009 and Fourth Lease Modification Agreement dated September 17, 2009, the “Lease”). Provided that Landlord consents and agrees to this Agreement as required pursuant to the Lease, Assignee hereby accepts the assignment and agrees to assume, fulfill, perform and discharge all the commitments, obligations and liabilities of Assignor, as tenant under the Lease, in accordance with the terms of the Lease. Assignee hereby agrees to indemnify, defend and hold harmless Assignor from all of the liabilities and obligations of the tenant under the Lease which arise or accrue on or after the date hereof.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing express or implied in this Agreement is intended to confer upon any person, other than the parties hereto, or their respective successors or permitted assigns, any rights, remedies obligations or liability under or by reason of this Agreement.

This Assignment shall not be altered, amended, changed, waived, terminated or otherwise modified in any respect unless the same shall be in writing and signed by or on behalf of the party to be charged therewith.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

This Agreement shall be governed by, and construed under, the laws of the State of New York.

IN WITNESS WHEREOF, Assignor and Assignee do hereby execute and deliver this Agreement as of the date and year first above written.

ASSIGNOR:

CAPITAL TRUST, INC., a Maryland corporation

By:	/s/ Stephen D. Plavin
	Name:	Stephen D. Plavin
	Title:	Chief Executive Officer and President

ASSIGNEE:

BLACKSTONE HOLDINGS I L.P. a Delaware limited partnership

By:	Blackstone Holdings I/II GP, Inc., its general partner

By:	/s/ Laurence A. Tosi
	Name:	Laurence A. Tosi
	Title:	Chief Financial Officer